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William R. Jellison	FOR IMMEDIATE RELEASE

Senior Vice President and

Chief Financial Officer

(717) 849-4243

DENTSPLY International Inc.

Reports Record Second Quarter 2007 Sales and Earnings

York, PA – July 31, 2007 -- DENTSPLY International Inc. (NASDAQ–XRAY) today announced record sales and earnings for the three months ended June 30, 2007.

FINANCIAL RESULTS

Three Months Ended June 30, 2007

Net sales in the second quarter of 2007 increased 7.4% to $507.4 million compared to $472.4 million reported for the second quarter of 2006. Net sales, without precious metal content, increased 9.1% to $462.1 million in the second quarter of 2007, compared to $423.5 million in 2006. Net sales without precious metal content, in the second quarter of 2007, benefited from strong international sales, and the strength of international currencies, especially the Euro and the Swiss Franc. Sales of specialty products, including implants, endodontic and orthodontic products, continued to enjoy robust sales growth in the quarter, while global sales of lab products improved, with continued strong demand for the Company’s all-ceramic Cercon products.

Net income for the second quarter of 2007 was $65.4 million, or $0.42 per diluted share, an increase of 13.5% compared to $0.37 per diluted share in the second quarter of 2006. Net income in the second quarter of 2007 included the net of tax impact of restructuring and other costs of $2.0 million ($0.01 per diluted share), also included in the quarter was a net charge for income tax-related adjustments of $0.6 million ($0.01 per diluted share). The second quarter of 2006 included the net of tax impact of restructuring costs of $1.6 million ($0.01 per diluted share), and also included a net charge to income tax expense of $0.8 million ($0.01 per diluted share).

Earnings, excluding restructuring and other costs, and income tax-related adjustments, which constitute a non-GAAP measure, were $68.0 million or $0.44 per diluted share in the second quarter of 2007 compared to $61.7 million or $0.39 per diluted share in the second quarter of 2006. This represents a 12.8% increase in earnings per diluted share on an adjusted non-GAAP basis. For a reconciliation of GAAP and non-GAAP measures, see the attached table.

COMMENTS FROM MANAGEMENT

2007 Second Quarter Results & 2007 Full Year Outlook

Bret Wise, Chairman and Chief Executive Officer, stated “The investments that we are making and the excitement surrounding our new products, within the market place, continue to create opportunities for our businesses. We are especially pleased with the performance of our specialty products businesses, where we are experiencing strong double digit internal growth rates in implants, endodontics and orthodontics.”

Mr. Wise also commented that, “During the quarter we continued to make progress on our strategic initiatives. Late in the quarter we completed three small acquisitions in diagnostics, implant sales and marketing, and endodontic materials. In addition, early in the third quarter, we closed the acquisition of Sultan Healthcare, which provide an entrance into the important and growing field of infection control, as well as expanding our product mix in preventive and restorative dental products.”

Mr. Wise went on to state, “The continued momentum we see across our business strengthens our confidence in delivering strong and improved results in 2007. We are increasing our full year internal sales growth guidance for 2007 to 6-7%, and also increasing our earnings guidance from $1.56 - $1.61 given at the beginning of the year to $1.60 - $1.64 per diluted share, excluding income tax-related adjustments and restructuring and other costs.”

ADDITIONAL INFORMATION

A conference call has been scheduled for Wednesday, August 1, 2007 at 8:30 AM Eastern Time. A live broadcast is available through Shareholder.com by accessing DENTSPLY’s website at www.dentsply.com. The Conference ID # is 8154661. In order to participate in the call, dial (800) 289-0529 (for domestic calls) and (913) 981-5523 (for international calls). An on-line rebroadcast, as well as a transcript of the conference call will be available to the public following the conference call at the DENTSPLY website: www.dentsply.com. The replay will be available for one week following the conference call at (888) 203-1112 (for domestic calls) and (719) 457-0820 (for international calls), Passcode # 8154661.

DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The Company believes that it is the world’s leading manufacturer and distributor of dental prosthetics, precious metal dental alloys, dental ceramics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental handpieces, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading worldwide manufacturer or distributor of dental implants, impression materials, orthodontic appliances, dental cutting instruments, infection control products, and dental injectable anesthetics. The Company distributes its dental products in over 120 countries under some of the most well-established brand names in the industry.

DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.

This press release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding future events or the future financial performance of the Company that involve substantial risks and uncertainties. Actual events or results may differ materially from those in the projections or other forward-looking information set forth herein as a result of certain risk factors.

These risk factors include, without limitation; the continued strength of dental markets, the timing, success and market reception for our new and existing products, uncertainty with respect to governmental actions with respect to dental products, outcome of litigation, continued support of our products by influential dental professionals, and changes in the general economic environment that could affect our business. Changes in such assumptions or factors could produce significantly different results.

For an additional description of risk factors, please refer to the Company’s Annual Report on Form 10-K and its subsequent periodic reports on Form 10-Qs filed with the Securities and Exchange Commission.

Non-GAAP Financial Measures

DENTSPLY believes that the non-GAAP financial information provided in this release may be useful to investors for comparison purposes because the Company has historically provided similar information. The non-GAAP financial information should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

DENTSPLY INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30,		June 30,

	2007	2006	2007	2006

NET SALES	$ 507,362	$ 472,444	$ 980,226	$ 903,440
NET SALES - Ex Precious Metals	462,108	423,524	885,374	806,939

COST OF PRODUCTS SOLD	238,578	230,290	465,164	441,150

GROSS PROFIT	268,784	242,154	515,062	462,290
% OF NET SALES	53.0%	51.3%	52.5%	51.2%
% OF NET SALES - Ex Precious Metals	58.2%	57.2%	58.2%	57.3%

SELLING, GENERAL & ADMINISTRATIVE EXPENSES	172,084	152,926	336,161	298,357

RESTRUCTURING AND OTHER OPERATING COSTS	3,207	2,636	4,197	7,333

INCOME FROM OPERATIONS	93,493	86,592	174,704	156,600
% OF NET SALES	18.4%	18.3%	17.8%	17.3%
% OF NET SALES - Ex Precious Metals	20.2%	20.4%	19.7%	19.4%

NET INTEREST AND OTHER NON OPERATING (INCOME) EXPENSE	(2,133)	526	(4,388)	(675)

PRE-TAX INCOME	95,626	86,066	179,092	157,275

INCOME TAXES	30,193	26,750	55,187	47,955

NET INCOME	65,433	59,316	123,905	109,320
% OF NET SALES	12.9%	12.6%	12.6%	12.1%
% OF NET SALES - Ex Precious Metals	14.2%	14.0%	14.0%	13.5%

EARNINGS PER SHARE
-BASIC	$ 0.43	$ 0.38	$ 0.82	$ 0.69
-DILUTIVE	$ 0.42	$ 0.37	$ 0.80	$ 0.68

DIVIDENDS PER SHARE	$ 0.0400	$ 0.0350	$ 0.0800	$ 0.0700

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
-BASIC	152,000	156,814	152,016	157,402
-DILUTIVE	154,873	159,834	154,723	160,446

DENTSPLY INTERNATIONAL INC.
CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	June 30,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS:

CASH AND CASH EQUIVALENTS	$ 69,433	$ 65,064
SHORT TERM INVESTMENTS	110,791	79
ACCOUNTS AND NOTES RECEIVABLE-TRADE, NET	322,900	290,791
INVENTORIES, NET	249,864	232,441
OTHER CURRENT ASSETS	116,757	129,816
TOTAL CURRENT ASSETS	869,745	718,191

PROPERTY,PLANT AND EQUIPMENT, NET	333,949	329,616
GOODWILL, NET	1,020,020	995,382
IDENTIFIABLE INTANGIBLE ASSETS, NET	71,425	67,648
OTHER NONCURRENT ASSETS, NET	93,431	70,513

TOTAL ASSETS	$ 2,388,570	$ 2,181,350

LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES	$ 291,075	$ 311,434
LONG-TERM DEBT	397,124	367,161
OTHER LIABILITIES	244,920	175,507
DEFERRED INCOME TAXES	56,716	53,191
TOTAL LIABILITIES	989,835	907,293

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	249	222
STOCKHOLDERS' EQUITY	1,398,486	1,273,835

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,388,570	$ 2,181,350

DENTSPLY INTERNATIONAL INC.

(IN THOUSANDS EXCEPT PER SHARE DATA)

Operating Income Summary:

The following tables present the reconciliation of reported GAAP operating income in total and on a percentage of net sales excluding precious metals basis to the non-GAAP financial measures.

Three Months Ended June 30, 2007		Percentage
	Operating	of Net Sales
	Income (Expense)	Ex Precious Metals

Income from Operations	$ 93,493	20.2%

Restructuring and Other Costs	3,207	0.7%

Adjusted Non-GAAP Operating Earnings	$ 96,700	20.9%

Three Months Ended June 30, 2006		Percentage
	Operating	of Net Sales
	Income (Expense)	Ex Precious Metals

Income from Operations	$ 86,592	20.4%

Restructuring and Other Costs	2,636	0.7%

Adjusted Non-GAAP Operating Earnings	$ 89,228	21.1%

DENTSPLY INTERNATIONAL INC.

(IN THOUSANDS EXCEPT PER SHARE DATA)

Earnings Summary:

The following tables present the reconciliation of reported GAAP net income in total and on a per share basis to the non-GAAP financial measures.

Three Months Ended June 30, 2007
	Income	Diluted
	(Expense)	Per Share

Net Income	$ 65,433	$ 0.42

Restructuring and Other Costs, Net of Tax	2,022	0.01

Income Tax Related Adjustments	588	0.01

Adjusted Non-GAAP Earnings	$ 68,043	$ 0.44

Three Months Ended June 30, 2006
	Income	Diluted
	(Expense)	Per Share

Net Income	$ 59,316	$ 0.37

Restructuring and Other Costs, Net of Tax	1,638	0.01

Income Tax Related Adjustments	783	0.01

Adjusted Non-GAAP Earnings	$ 61,737	$ 0.39

DENTSPLY INTERNATIONAL INC.

(IN THOUSANDS EXCEPT PER SHARE DATA)

Operating Income Summary:

The following tables present the reconciliation of reported GAAP operating income in total and on a percentage of net sales excluding precious metals basis to the non-GAAP financial measures.

Six Months Ended June 30, 2007		Percentage
	Operating	of Net Sales
	Income (Expense)	Ex Precious Metals

Income from Operations	$ 174,704	19.7%

Restructuring and Other Costs	4,197	0.5%

Adjusted Non-GAAP Operating Earnings	$ 178,901	20.2%

Six Months Ended June 30, 2006		Percentage
	Operating	of Net Sales
	Income (Expense)	Ex Precious Metals

Income from Operations	$ 156,600	19.4%

Restructuring and Other Costs	7,333	0.9%

Adjusted Non-GAAP Operating Earnings	$ 163,933	20.3%

DENTSPLY INTERNATIONAL INC.

(IN THOUSANDS EXCEPT PER SHARE DATA)

Earnings Summary:

The following tables present the reconciliation of reported GAAP net income in total and on a per share basis to the non-GAAP financial measures.

Six Months Ended June 30, 2007
	Income	Diluted
	(Expense)	Per Share

Net Income	$ 123,905	$ 0.80

Restructuring and Other Costs, Net of Tax	2,678	0.02

Income Tax Related Adjustments	356	0.00

Adjusted Non-GAAP Earnings	$ 126,939	$ 0.82

Six Months Ended June 30, 2006
	Income	Diluted
	(Expense)	Per Share

Net Income	$ 109,320	$ 0.68

Restructuring and Other Costs, Net of Tax	4,692	0.03

Income Tax Related Adjustments	648	0.00

Adjusted Non-GAAP Earnings	$ 114,660	$ 0.71